SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
AMLI RESIDENTIAL PROPERTIES TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
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☐	Fee paid previously with preliminary materials.

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December 28, 2005
Dear Limited Partner:
     On October 23, 2005, AMLI Residential Properties Trust (the “Company”) and AMLI Residential Properties, L.P. (the “Operating Partnership”) entered into an Agreement and Plan of Merger with Prime Property Fund, LLC (“Prime”), PPF AMLI Acquisition LLC (formerly known as Atom Acquisition LLC) (“MergerCo”) and PPF AMLI Acquisition Partners, L.P. (formerly known as Atom Acquisition Partners, L.P.) (“MergerLP”), providing for the merger of the Company with and into MergerCo (the “REIT Merger”) and the merger of MergerLP with and into the Operating Partnership (the “Partnership Merger”). In the REIT Merger, each common share of beneficial interest will be automatically converted into the right to receive $37.75 in cash, plus an amount in cash equal to a prorated portion of the quarterly dividend for the first quarter based on the number of days elapsed in the first quarter before the closing of the mergers (the “Merger Consideration”). In the Partnership Merger, each unit of limited partnership interest in the Operating Partnership (the “Units”) also will be automatically converted into the right to receive an amount in cash equal to the Merger Consideration.
     A Special Meeting of the Company’s common shareholders has been set for February 2, 2006, at which the merger of the Company with and into MergerCo will be submitted to the Company’s common shareholders for approval. We have enclosed a copy of the Company’s Proxy Statement that is being delivered to the Company’s common shareholders with respect to the solicitation of proxies by the Company’s board of trustees with respect to this Special Meeting. As a holder of Units, you are NOT entitled to any vote on either the REIT Merger or the Partnership Merger and the Company’s Proxy Statement is being delivered to you for informational purposes only.
     In the event that the Company’s common shareholders approve the REIT Merger, the parties will complete the Partnership Merger immediately following the consummation of the REIT Merger. Following the completion of the Partnership Merger, you will receive a letter of transmittal (a “Letter of Transmittal”) and instructions for delivering the Letter of Transmittal and receiving your cash. In the Letter of Transmittal you will be required to represent the number of Units you hold and other facts to Prime and the exchange agent.
     As a holder of Units, you may continue to convert your Units into common shares, on a one-for-one basis pursuant to the Operating Partnership’s Limited Partnership Agreement prior to the consummation of the REIT Merger. If you do convert your Units into common shares, you will receive the Merger Consideration in exchange for those Common Shares, but you will not be entitled to vote at the Special Meeting, as the record date for voting at the Special Meeting was December 16, 2005. If you separately owned common shares on December 16, 2005, you will be receiving the Company’s Proxy Statement with respect to those common shares and will be entitled to vote those common shares at the Special Meeting.
     Please do not hesitate to call us at 312-984-2607 if you have any questions. Thank you for your continued support.
Robert J. Chapman
Executive Vice President and
Chief Financial Officer